UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/18/2006

VPGI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13225

Texas	75-1975147
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

700 Gemini Street, Suite 100, Houston, Texas 77056
(Address of principal executive offices, including zip code)

281-488-3883
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

    At a Special Shareholders' Meeting held on September 5, 2006, shareholders approved a proposal authorizing our Board of Directors, in its discretion, to amend the Company's Articles of Incorporation to effect a reverse split of the outstanding shares of the Company's common stock by a ratio not in excess of one (1) for fifty (50), without further approval or authorization of the Company's shareholders. Our Board of Directors has determined to implement a one (1) for fifty (50) reverse stock split and has notified The NASDAQ Stock Market. The reverse split takes effect at the open of business on September 18, 2006, at which time our common stock will begin trading under the stock symbol "VPGC."

    Holders of the Company's common stock prior to September 18, 2006 will receive a letter in the near future from our stock transfer agent, American Stock Transfer & Trust Company, requesting them to exchange their pre-split common stock certificates for post-split common stock certificates. For every fifty (50) pre-split common shares held by a shareholder, such holder will receive a stock certificate representing one (1) post-split common share, fractional shares being rounded up to the nearest full post-split share.

    The reverse stock split will not affect the number of authorized shares of the Company's common stock, which remains at 80,000,000 shares. After implementation of the reverse stock split, the number of outstanding shares of common stock will be approximately 137,910. Further details of the reverse stock split are discussed in the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission, which can be viewed on the EDGAR database.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VPGI Corp.

Date: September 18, 2006	By:	/s/ Joseph R. Rozelle
Joseph R. Rozelle
Chief Executive Officer and Principal Financial Officer